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                                                                       EXHIBIT 1
                                                                       ---------

                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT
                    -----------------------------------------



                  This Amended and Restated Employment Agreement (the "Employment Agreement") is made and entered into as of the 14th day of June, 1999 (the "Execution Date"), by and between N-Viro International Corporation, a Delaware corporation (the "Company"), and Terry J. Logan, an individual ("Employee").

                              W I T N E S S E T H:
                              - - - - - - - - - -

                  WHEREAS, the Company owns and licenses the N-Viro Process, a patented technology to treat and recycle wastewater sludge and other bio-organic wastes, utilizing certain alkaline and mineral by-products produced by cement, lime, electric utilities and other industries (such activities, together with all other activities of the Company and/or its subsidiaries or affiliates, as conducted at or prior to the termination of this Employment Agreement, and any future activities reasonably related thereto that are contemplated by the Company and/or its subsidiaries or affiliates at the termination of this Employment Agreement identified in writing by the Company to Employee at the date of such termination, are hereinafter collectively referred to as the "Business Activities");

                  WHEREAS, the Company and Employee entered into an Employment Agreement as of September 16, 1998 (the "First Employment Agreement"); and,

                  WHEREAS, the Company and Employee desires to amend and restate the First Employment Agreement upon the terms and subject to the terms and conditions set forth in this Employment Agreement.

                  NOW, THEREFORE, in consideration of the premises, the mutual promises, covenants and conditions herein contained and in the First Employment Agreement and for other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, the parties hereto intending to be legally bound hereby agree as follows:

                  Section 1. FIRST EMPLOYMENT AGREEMENT. Effective as of the Execution Date, the First Employment Agreement shall be canceled and terminated and of no further legal force or effect and this Employment Agreement shall be in full legal force and effect until otherwise amended, modified, supplemented or terminated in accordance with the terms of this Employment Agreement.

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                  Section 2. EMPLOYMENT. During the Employment Period (as
hereinafter defined), the Company shall employ Employee, and Employee shall accept employment with the Company, all upon the terms and subject to the conditions set forth in this Employment Agreement.

                  Section 3. CAPACITY AND DUTIES. Employee shall be employed in the capacity of President and Chief Operating Officer of the Company and its subsidiaries and affiliates and shall have such other duties, responsibilities and authorities as are assigned to him by the Board of Directors of the Company (the "Board") so long as such additional duties, responsibilities and authorities are consistent with Employee's position and level of authority as President and Chief Operating Officer of the Company. Employee shall report directly to the Chairman of the Board and Chief Executive Officer of the Company. Subject to the control and general directions of the Chairman of the Board and Chief Executive Officer of the Company and the general policies and guidelines established by the Board and except as otherwise herein provided, Employee shall devote all of his business time, best efforts and attention to promote and advance the business of the Company and its subsidiaries and affiliates and to perform diligently and faithfully all the duties, responsibilities and obligations of Employee to be performed by him under this Employment Agreement. Employee's duties shall include the on-going management and oversight of the general business affairs and operations of the Company and its subsidiaries and affiliates and shall include, but not be limited to, matters relating to research and development, technical direction, international sales, national policy and governmental regulations and relations including those relating to water and the environment. So long as Employee is employed by the Company, the Company shall use its best efforts to cause the Nominating Committee of the Board or the Board, if there is no Nominating Committee of the Board, to nominate Employee for reelection as a director of the Company for a three year term upon expiration of his current term as a director of the Company and, if so nominated, Employee shall consent to serve as a director if elected. During the Employment Period, Employee shall not be employed in any other business activity, whether or not such activity is pursued for gain, profit or other pecuniary advantage; PROVIDED, HOWEVER, that this restriction shall not be construed as preventing Employee from (i) investing his personal assets in a business that is not engaged in any Business Activities, where the form or manner of such investment will not require services of any significance on the part of Employee in the operation of the affairs of the business in which such investment is made and in which his participation is solely that of a passive investor or advisor or (ii) being engaged in those activities listed on Exhibit 2 attached hereto; PROVIDED FURTHER, HOWEVER, that the activities described in clause (ii) of this sentence shall not unreasonably interfere with Employee's performance of his obligations under this Employment Agreement.

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                  Section 4. TERM OF EMPLOYMENT. The term of employment of
Employee by the Company pursuant to this Employment Agreement shall be for the period (the "Employment Period") commencing on July 1, 1999 (the "Commencement Date") and ending on June 30, 2004 or such earlier date that Employee's employment is terminated or later date that Employee's employment is extended in accordance with the provisions of this Employment Agreement (the "Termination Date"). So long as Employee is in full compliance with all of the terms and conditions of this Employment Agreement, Employee is not in default under or in breach of any of the covenants, agreements, representations or warranties set forth in this Employment Agreement and neither Employee nor the Company has delivered a Notice of Termination (as hereinafter defined) to the other that the Employment Period shall not be extended, then this Employment Agreement and the Employment Period shall be extended for an additional period of one (1) year beginning July 1, 2000 and on July 1, of each succeeding year thereafter.

                  Section 5. PLACE OF EMPLOYMENT. Employee's principal place of work shall be located at the principal offices of the Company in the Toledo, Ohio area. The Company and Employee acknowledge that Employee's principal place of work is consistent with the extensive national and international business travel which may be required of Employee in connection with the performance of his duties, responsibilities and authorities under this Agreement.

                  Section 6. COMPENSATION. During the Employment Period, subject to all the terms and conditions of this Employment Agreement and, except as otherwise provided in Sections 10 or 11, as the case may be, as compensation for all services to be rendered by Employee under this Employment Agreement, the Company shall pay to or provide Employee with the following:

                       6.01 BASE SALARY. The Company shall pay to Employee a base annual salary (the "Base Salary") at the rate of at least One Hundred Forty-Four Thousand Dollars ($144,000) per year from the Commencement Date through December 31, 2000, payable at such intervals (at least monthly) as salaries are paid generally to other executive officers of the Company. On or before January 1, 2001 and on or before each January 1 thereafter during the Employment Period, Employee's Base Salary shall be reviewed by the Board and increased to an amount determined in good faith by the Board based upon a complete review of Employee's performance under this Employment Agreement during the prior year and the growth and profitability of the Company and Employee's contributions thereto, which review shall be communicated in writing to Employee.

                       6.02 CASH BONUS. At the sole and exclusive discretion of the Board, the Company shall pay to Employee an annual cash bonus (the "Cash Bonus") in an amount determined in good faith by the Board based upon a complete review of Employee's performance under this Employment Agreement during the prior year and the growth and profitability of the Company and

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         Employee's contribution thereto. Any Cash Bonus payable to Employee pursuant to this Section 6.02 shall be payable, if at all, on or before March 31, of each year during the Employment Period based upon Employees performance for the prior calendar year.

                       6.03 OTHER BENEFITS. The Company shall provide Employee with the other benefits specified on Exhibit 6.03 attached hereto.

                       6.04 STOCK OPTION. The Company shall grant to Employee the sole and exclusive right and option to purchase Fifty Thousand (50,000) shares of the Common Stock, par value $.01 per share, of the Company (the "Company Common Stock") at a price per share equal to the closing sale price of the Company Common Stock on August 14, 1998 as reported on the NASDAQ Small Caps Market and upon the terms and subject to the conditions set forth in the form of Stock Option Agreement attached hereto as Exhibit 6.04 (the "Stock Option Agreement"), which the Company and Employee shall each execute and deliver to the other as of the Execution Date.

                  Section 7. ADHERENCE TO STANDARDS. Employee shall comply with the written policies, standards, rules and regulations of the Company from time to time established for all executive officers of the Company.

                  Section 8. REVIEW OF PERFORMANCE. The Board and/or the Chief Executive Officer of the Company shall periodically review and evaluate the performance of Employee under this Employment Agreement with Employee.

                  Section 9. EXPENSES. The Company shall reimburse Employee for all reasonable, ordinary and necessary expenses (including, but not limited to, automobile and other business travel and customer entertainment expenses) incurred by him in connection with his employment hereunder; PROVIDED, HOWEVER, Employee shall render to the Company a complete and accurate accounting of all such expenses in accordance with the substantiation requirements of Section 274 of the Internal Revenue Code of 1986, as amended (the "Code"), as a condition precedent to such reimbursement.

                  Section 10. TERMINATION WITH CAUSE BY THE COMPANY. This Employment Agreement may be terminated with Cause (as hereinafter defined) by the Company provided that the Company shall (i) give Employee the Notice of Termination and (ii) pay Employee his annual base salary through the Termination Date at the rate in effect at the time the Notice of Termination is given plus any bonus or incentive compensation which have been earned or have become payable pursuant to the terms of any compensation or benefit plan as of the Termination Date, but which have not yet been paid.

                  Section 11. TERMINATION WITHOUT CAUSE BY THE COMPANY OR FOR GOOD REASON BY EMPLOYEE. This Employment Agreement may be terminated by (i) the Company by reason of

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the death or Disability (as hereinafter defined) of Employee, (ii) the Company by giving Employee the Notice of Termination, (iii) Employee for Good Reason (as hereinafter defined) after giving the Company the Notice of Termination within fifteen (15) days prior to such termination and (iv) Employee not for Good Reason after giving the Company the Notice of Termination within sixty (60) days prior to such termination. In the event of termination of this Employment Agreement under this Section 11, the Company shall pay Employee his Base Salary through the Termination Date at the rate in effect at the time of the Termination Date plus any bonus or incentive compensation which have been earned or have become payable pursuant to the terms of any compensation or benefit plan as of the Termination Date, but which have not yet been paid. In the event of termination of this Employment Agreement under this Section 11 by the Company (other than by reason of the death or Disability of Employee) or by Employee for Good Reason and such termination is on or prior to the Termination Date that would be in effect if such employment had not been terminated under this Section 11, the Company shall pay to Employee, in addition to the other benefits specifically provided for in this Section, his Base Salary for the one (1) year period beginning on the Termination Date; PROVIDED, HOWEVER, that if such Termination under this Section 11 is by the Company (other than by reason of the death or Disability of Employee) prior to the Termination Date that would be in effect if such employment had not been terminated under this Section 11, the Company shall pay to Employee his Base Salary for the two (2) year period beginning on the Termination Date. This Section 11 shall not be interpreted so as to limit any benefits to which Employee, as a terminated employee of the Company, or his family may be entitled under the Company's life insurance, medical, hospitalization or disability plans following the Termination Date or under applicable law.

                  Section 12. CONSULTING AGREEMENT. If Employee is still acting as an executive officer of the Company on June 30, 2004 under this Employment Agreement or such later date as this Employment Agreement is extended by the mutual agreement of Employee and the Company (the "Extension Date"), then Employee and the Company shall enter into a Consulting Agreement in the form of
Exhibit 12 attached hereto (the "Consulting Agreement"), which Consulting Agreement shall be effective as of the Extension Date and shall terminate on June 30, 2014, subject to earlier termination as provided therein.

                  Section 13. COVENANT NOT TO COMPETE. On the Execution Date, Employee and the Company shall enter into a Covenant Not to Compete Agreement in the form of Exhibit 13 attached hereto (the "Covenant Not to Compete").

                  Section 14. DEFINITIONS. In addition to the words and terms elsewhere defined in this Employment

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Agreement, certain capitalized words and terms used in this Employment Agreement shall have the meanings given to them by the definitions and descriptions in this Section 14 unless the context or use indicates another or different meaning or intent, and such definition shall be equally applicable to both the singular and plural forms of any of the capitalized words and terms herein defined. The following words and terms are defined terms under this Employment Agreement:


                      14.01 "Disability" shall mean a physical or mental illness which, in the judgment of the Company after consultation with the licensed physician attending Employee, impairs Employee's ability to substantially perform his duties under this Employment Agreement as an employee and as a result of which he shall have been absent from his duties with the Company on a full-time basis for three (3) consecutive months.

                      14.02 A termination with "Cause" shall mean a termination of this Employment Agreement by reason of (a) a good faith determination by the Board that Employee (i) failed to substantially perform his duties with the Company (other than a failure resulting from his incapacity due to physical or mental illness) after a written demand for substantial performance has been delivered to him by the Board, which demand specifically identifies the manner in which the Board believes he has not substantially performed his duties and Employee has failed to substantially perform as requested within a reasonable time, (ii) has engaged in conduct the consequences of which are materially adverse to the Company, monetarily or otherwise, (iii) is found guilty of fraud, dishonesty or other acts of gross misconduct or misfeasance in the performance of his duties under this Employment Agreement by a court of competent jurisdiction whose decision is final and non-appealable, (iv) is found to be an alcoholic or under the influence of illegal drugs or other similar substance while performing his duties under this Employment Agreement or (v) is convicted of a felony, or (b) the Company makes an assignment for the benefit of creditors, files a voluntary petition in bankruptcy, is involuntarily adjudicated to bankrupt, is liquidated or dissolved or sells substantially all of its assets. No act, or failure to act, on Employee's part shall be grounds for termination with Cause unless he has acted or failed to act with an absence of good faith or without a reasonable belief that his action or failure to act was in or at least not opposed to the best interests of the Company. Notwithstanding the foregoing, Employee shall not be deemed to have been terminated with Cause unless there shall have been delivered to him a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board (exclusive of Employee) at a meeting of the Board called and held for the purpose of terminating Employee (after reasonable notice to Employee and opportunity for him, together with his counsel, to be heard before the Board), finding that in the good faith opinion of the Board, Employee failed to perform his duties or engaged in conduct in the manner or of the type set forth above in the first sentence of this Section 14.02 and specifying the particulars thereof in detail.

                      14.03 "Good Reason" shall mean the occurrence of any of the following events without Employee's prior express written consent:
         (i) any material change in Employee's status, title, authorities or responsibilities (including reporting responsibilities) under this Employment Agreement which represents a


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         demotion from such status, title, position or responsibilities
         (including reporting responsibilities); the assignment to him of any duties or work responsibilities which are materially inconsistent with his status, title, position or work responsibilities set forth in this Employment Agreement or which are materially inconsistent with the status, title, position or work responsibilities of a President or Chief Operating Officer of a publicly traded corporation; or any removal of Employee from, or failure to appoint, elect, reappoint or reelect Employee to, any of such positions, except in connection with the termination of his employment with Cause, or as a result of his death or Disability; PROVIDED, HOWEVER, that no change in title, authorities or responsibilities customarily attributable solely to the Company ceasing to be a publicly traded corporation shall constitute Good Reason hereunder; (ii) the relocation of the principal office of the Company or the reassignment of Employee to a location more than thirty (30) miles from Toledo, Ohio; (iii) the failure by the Company to continue in effect any incentive, bonus or other compensation plan in which Employee participates, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to the failure to continue such plan, or the failure by the Company to continue Employee's participation therein, or any action by the Company which would directly or indirectly materially reduce his participation therein or reward opportunities thereunder; PROVIDED, HOWEVER, that Employee continues to meet all eligibility requirements thereof; (iv) the failure by the Company to continue in effect any employee benefit plan (including any medical, hospitalization, life insurance or disability benefit plan in which Employee participates), or any material fringe benefit or prerequisite enjoyed by him unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to the failure to continue such plan, or the failure by the Company to continue Employee's participation therein, or any action by the Company which would directly or indirectly materially reduce his participation therein or reward opportunities thereunder, or the failure by the Company to provide him with the benefits to which he is entitled under this Employment Agreement; PROVIDED, HOWEVER, that Employee continues to meet all eligibility requirements thereof; (v) any other material breach by the Company of any provision of this Employment Agreement; (vi) the failure of the Company to obtain a satisfactory agreement from any successor or assign of the Company to assume and agree to perform this Employment Agreement, as contemplated in Section 25 hereof; (vii) any purported termination of Employee's employment which is not effected pursuant to a Notice of Termination satisfying the requirements of this Employment Agreement; and for purposes of this Employment Agreement, no such purported termination shall be effective; or (viii) any Change of Control (as hereinafter defined) of the Company.

                      14.04 CHANGE OF CONTROL. "Change of Control" shall be deemed to have occurred when: (i) securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding voting securities are acquired pursuant to a tender offer or an exchange offer by a person or entity which is not a wholly-owned subsidiary of the Company or any of its affiliates; (ii) a merger or consolidation is consummated in which the Company is a constituent corporation and which results in less than 50% of the outstanding voting securities of the surviving or resulting entity being owned by the then existing stockholders of the Company; (iii) a sale is consummated by the Company


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         of substantially all of the Company's assets to a person or entity which is not a wholly-owned subsidiary of the Company or any of its affiliates; or (iv) during any period of two consecutive years, individuals who, at the beginning of such period, constituted the Board cease, for any reason, to constitute at least a majority thereof, unless the election or nomination for election for each new director was approved by the vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

                      14.05 NOTICE OF TERMINATION. "Notice of Termination" shall mean a written notice which shall indicate the specific termination provision in this Employment Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee's employment under the provision so indicated; PROVIDED, HOWEVER, no such purported termination shall be effective without such Notice of Termination; PROVIDED FURTHER, HOWEVER, any purported termination by the Company or by Employee shall be communicated by a Notice of Termination to the other party hereto in accordance with Section 4 of this Employment Agreement.

                  Section 15. FEES AND EXPENSES. The Company shall pay all legal fees and related expenses (including the costs of experts, evidence and counsel) incurred by Employee as a result of a contest or dispute over Employee's termination of employment if such contest or dispute is resolved in Employee's favor.
                  Section 16. NOTICES. For the purposes of this Employment Agreement, notices and all other communications provided for in the Employment Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, or by expedited (overnight) courier with established national reputation, shipping prepaid or billed to sender, in either case addressed to the respective addresses last given by each party to the other (provided that all notices to the Company shall be directed to the attention of the Board with a copy to the Secretary of the Company) or to such other address as either party may have furnished to the other in writing in accordance herewith. All notices and communication shall be deemed to have been received on the date of delivery thereof, on the third business day after the mailing thereof, or on the second day after deposit thereof with an expedited courier service, except that notice of change of address shall be effective only upon receipt.

                  Section 17. LIFE INSURANCE. The Company may, at any time after the execution of this Employment Agreement, apply for and procure as owner and for its own benefit, life insurance on Employee, in such amounts and in such form or forms as the Company may determine. Employee shall, at the request of the Company, submit to such medical examinations, supply such information, and execute such documents as may be required by the insurance company or companies to whom the Company has applied for such insurance. Employee hereby

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represents that to his knowledge he is in excellent physical and mental condition and is not under the influence of alcohol, drugs or similar substance.

                  Section 18. PROPRIETARY INFORMATION AND INVENTIONS. Employee understands and acknowledges that:

                  18.01 TRUST. Employee's employment creates a relationship of confidence and trust between Employee and the Company with respect to certain information applicable to the business of the Company and its subsidiaries and affiliates (collectively, the "Group") or applicable to the business of any licensee, vendor or customer of any of the Group, which may be made known to Employee by the Group or by any licensee, vendor or customer of any of the Group or learned by Employee during the Employment Period.

                  18.02 PROPRIETARY INFORMATION. The Group possesses and will continue to possess information that has been created, discovered, or developed by, or otherwise become known to, the Group (including, without limitation, information created, discovered, developed or made known to by Employee during the period of or arising out of his employment by the Company) or in which property rights have been or may be assigned or otherwise conveyed to the Group, which information has commercial value in the business in which the Group is engaged and is treated by the Group as confidential. Except as otherwise herein provided, all such information is hereinafter called "Proprietary Information", which term, as used herein, shall also include, but shall not be limited to, data, functional specifications, computer programs, know-how, research, patents, inventions, discoveries, processes, procedures, formulae, technology, improvements, developments, designs, marketing plans, strategies, forecasts, new products, unpublished financial statements, budgets, projections, licenses, prices, costs, and customer, supplier and potential acquisition candidates lists. Notwithstanding anything contained in this Employment Agreement to the contrary, the term "Proprietary Information" shall not include (i) information which is in the public domain, (ii) information which is published or otherwise becomes part of the public domain through no fault of Employee, (iii) information which Employee can demonstrate was in Employee's possession at the time of disclosure and was not acquired by Employee directly or indirectly from any of the Group on a confidential basis, (iv) information which becomes available to Employee on a non-confidential basis from a source other than any of the Group and which source, to the best of Employee's knowledge, did not acquire the information on a confidential basis or (v) information required to be disclosed by any federal or state law, rule or regulation or by any applicable judgment, order or decree or any court or governmental body or agency having jurisdiction in the premises.

All Proprietary Information shall be the sole property of the Group and their respective assigns. Employee assigns to the Company any rights Employee may have or acquire in such Proprietary Information. At all times, both during Employee's employment by the Company and after its termination, Employee shall keep in strictest confidence and trust all Proprietary Information, and Employee shall not use or disclose any Proprietary Information without the written consent of the

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Group, except as may be necessary in the ordinary course of performing
Employee's duties as an employee of the Company.

                  Section 19. INVENTIONS. Any and all inventions, conceptions, processes, discoveries, improvements, patent rights, letter patents, programs, copyrights, trademarks, trade names and applications therefor, in the United States and other countries, whether patentable or not, and any and all rights and interest in, to and under the same, that are conceived, made, acquired, or possessed by Employee, alone or with other employees, during the term of this Employment Agreement, or within two (2) years thereafter shall become the exclusive property of the Company and shall at all times and for all purposes be regarded as acquired and held by Employee in a fiduciary capacity for the sole benefit of the Company, and the Employee hereby assigns and agrees to assign the same to the Company without further compensation. Employee agrees that, upon request, he will promptly make all disclosures, execute all applications, assignments or other instruments and perform all acts whatsoever necessary or desired by the Company to vest and confirm in it, its successors, assigns and nominees, fully and completely, all rights and interests created or contemplated by this Section.

                  Section 20. SURRENDER OF DOCUMENTS. Employee shall, at the request of the Company, promptly surrender to the Company or its nominee any Proprietary Information or document, memorandum, record, letter or other paper in his possession or under his control relating to the operation, business or affairs of the Group.

                  Section 21. PRIOR EMPLOYMENT AGREEMENTS. Employee represents and warrants that Employee's performance of all the terms of this Employment Agreement and as an employee of the Company does not, and will not, breach any agreement to keep in confidence proprietary information acquired by Employee in confidence or in trust prior to Employee's employment by the Company. Employee has not entered into, and shall not enter into, any agreement, either written or oral, which is in conflict with this Employment Agreement or which would be violated by Employee entering into, or carrying out his obligations under, this Employment Agreement.

                  Section 22. RESTRICTIVE COVENANT. Employee acknowledges and recognizes Employee's possession of Proprietary Information and the highly competitive nature of the business of the Group and, accordingly, agrees that in consideration of the covenants and conditions contained herein Employee shall not, during the Employment Period, (i) directly or indirectly engage in any Business Activities in the world that relate to the treatment of biosolids, whether such engagement shall be as an employer, officer, director, owner, employee, consultant, stockholder, partner or other participant in any Business Activities (other than as a director, officer or employee of the Company), (ii) assist others in engaging in any Business Activities in the manner described in the foregoing clause (i), or (iii) induce employees of the Company to terminate their employment with the Company or engage in any Business Activities in the world; PROVIDED, HOWEVER, that the ownership of the outstanding capital stock of a corporation whose shares are traded on a national securities exchange or on the over-the-counter market shall not be deemed engaging in any Business Activities.

                  Section 23. REMEDIES. Employee acknowledges and agrees that the Company's remedy at law for a breach or a threatened breach of the provisions herein would be inadequate, and in recognition of this fact, in the event of a breach or threatened breach by Employee of any of the provisions of this Employment Agreement, it is agreed that the Company shall be entitled to, equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available, without posting bond or other security. Employee acknowledges that the granting of a temporary injunction, a temporary restraining order or other permanent injunction merely prohibiting Employee from engaging in any Business Activities would not be an adequate remedy upon breach or threatened breach of this Employment Agreement, and consequently agrees upon any such breach or threatened breach to the granting of injunctive relief prohibiting Employee from engaging in any activities prohibited by this Employment Agreement. No remedy herein conferred is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given hereunder now or hereinafter existing at law or in equity or by statute or otherwise.

                  Section 24. SUCCESSIVE EMPLOYMENT NOTICE. Within five (5) business days after the Termination Date, Employee shall provide notice to the Company of Employee's next intended employment. If such employment is not known by Employee at such date, Employee shall notify the Company immediately upon determination of such information. Employee shall continue to provide the Company with notice of Employee's place and nature of employment and any change in place or nature of employment during the period ending two (2) years after the Termination Date. Failure of Employee to provide the Company with such information in an accurate and timely fashion shall be deemed to be a breach of this Employment Agreement and shall entitle the Company to all remedies provided for in this Employment Agreement as a result of such breach.

                  Section 25. SUCCESSORS. This Employment Agreement shall be binding on the Company and any successor to any of its businesses or assets. Without limiting the effect of the prior sentence, the Company shall use its best efforts to require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Employment Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. As used in this Employment Agreement, "Company" shall mean the Company as hereinbefore defined and any successor or assign to its business and/or assets as aforesaid which assumes and agrees to perform this Employment Agreement or which is otherwise obligated under this Agreement by the first sentence of this Section 25, by operation of law or otherwise.

                  Section 26. BINDING EFFECT. This Employment Agreement shall inure to the benefit of and be enforceable by Employee's personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Employee should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Employment Agreement to Employee's estate.

                  Section 27. MODIFICATION AND WAIVER. No provision of this Employment Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Employee and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Employment Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

                  Section 28. HEADINGS. Headings used in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

                  Section 29. WAIVER OF BREACH. The waiver of either the Company or Employee of a breach of any provision of this Employment Agreement shall not operate or be construed as a waiver of any subsequent breach by either the Company or Employee.

                  Section 30. AMENDMENTS. No amendments or variations of the terms and conditions of this Employment Agreement shall be valid unless the same is in writing and signed by all of the parties hereto.

                  Section 31. SEVERABILITY. The invalidity or unenforceability of any provision of this Employment Agreement, whether in whole or in part, shall not in any way affect the validity and/or enforceability of any other provision herein contained. Any invalid or unenforceable provision shall be deemed severable to the extent of any such invalidity or unenforceability. It is expressly understood and agreed that while the Company and Employee consider the restrictions contained in this Employment Agreement reasonable for the purpose of preserving for the Company the good will, other proprietary rights and intangible business value of the Company if a final judicial determination is made by a court having jurisdiction that the time or territory or any other restriction contained in this Employment Agreement is an unreasonable or otherwise unenforceable restriction against Employee, the provisions of such clause shall not be rendered void but shall be deemed amended to apply as to maximum time and territory and to such other extent as such court may judicially determine or indicate to be reasonable.

                  Section 32. GOVERNING LAW. This Employment Agreement shall be construed and enforced pursuant to the laws of the State of Ohio.

                  Section 33. ARBITRATION. Any controversy or claim arising out of or relating to this Employment Agreement or any transactions provided for herein, or the breach thereof, other than a claim for injunctive relief shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the "Rules") in effect at the time demand for arbitration is made by any party. The evidentiary and procedural rules in such proceedings shall be kept to the minimum level of formality that is consistent with the Rules. One arbitrator shall be named by the Company, a second shall be named by Employee and the third arbitrator shall be named by the two arbitrators so chosen. In the event that the third arbitrator is not agreed upon, he or she shall be named by the American Arbitration Association. Arbitration shall occur in Toledo, Ohio or such other location agreed to by the Company and Employee. The award made by all or a majority of the panel of arbitrators shall be final and binding, and judgment may be entered in any court of law having competent jurisdiction. The award is subject to confirmation, modification, correction, or vacation only as explicitly provided in Title 9 of the United States Code. The prevailing party shall be entitled to an award of pre- and post-award interest. All legal fees' incurred by any party to the arbitration, in connection with the arbitration and any judicial proceedings related thereto shall be paid by such party. The fees of the arbitrators shall be split between Employee and the Company.

                  Section 34. COUNTERPARTS. This Employment Agreement may be executed in more than one (1) counterpart and each counterpart shall be considered an original.

                  Section 35. EXHIBITS. The Exhibits attached hereto are incorporated herein by reference and are an integral part of this Employment Agreement.

                  Section 36. SECTIONS. Unless the context requires a different meaning, all references to "Sections" in this Agreement shall mean the Section of this Agreement.

                  Section 37. PUBLICITY. Press releases and other publicity materials relating to the transactions contemplated by this Employment Agreement shall be released by the parties hereto only after review and with the consent of the other party; PROVIDED, HOWEVER, that if legal counsel for the Company advises the Company that disclosure of this Employment Agreement is required under applicable federal or state securities laws, then the Company shall be permitted to make such disclosure in the form recommended by such legal counsel without the prior consent of Employee.

                  IN WITNESS WHEREOF, this Employment Agreement has been duly executed by the Company and Employee in four (4) counterparts as of the date first above written.

                                    N-VIRO INTERNATIONAL CORPORATION

                                             By  /s/ James K. McHugh
                                                 -------------------

                                             Its /s/ Chief Financial Officer
                                                 ---------------------------



                                                   /s/ Terry J. Logan
                                                   -------------------
                                                   Terry J. Logan

                        EXHIBIT 2 TO EMPLOYMENT AGREEMENT
                        ---------------------------------

                                OTHER ACTIVITIES



Perform normal unpaid activities expected of a faculty emeritus of The Ohio State University. This includes occasional guest lectures and service on graduate student advisory committees.

Provide service as an unpaid advisor to federal and state regulatory agencies, private organizations, and professional societies in which Dr. Logan has membership.

Serve as Editor, Associate Editor, or reviewer of scientific journals, books, or special publications.

Present paid or unpaid invited lectures or technical papers at conferences or symposia.

                      EXHIBIT 6.04 TO EMPLOYMENT AGREEMENT
                      ------------------------------------

                             STOCK OPTION AGREEMENT
                             ----------------------




Pursuant to the N-Viro International Amended and Restated Stock Option Plan, Dr. Terry J. Logan is hereby granted 50,000 options to purchase N-Viro International Corporation Common Stock, at a price determined by the closing price of the Company's stock as quoted on the Nasdaq exchange, at the end of the day August 14, 1998.



                  IN WITNESS WHEREOF the parties have set their hands as of the date first above written.


                                            N-VIRO INTERNATIONAL CORPORATION


                                               By /s/ James K. McHugh
                                                 --------------------

                                               Its /s/ Chief Financial Officer
                                                  ----------------------------



                                                   /s/ Terry J. Logan
                                                   ------------------
                                                   Terry J. Logan

                       EXHIBIT 12 TO EMPLOYMENT AGREEMENT
                       ----------------------------------

                              CONSULTING AGREEMENT
                              --------------------



                  This Consulting Agreement (the "Consulting Agreement") is made and entered into as of the ____ day of ____________, 200_ (the "Execution Date"), by and between N-Viro International Corporation, a Delaware corporation (the "Company"), and Terry J. Logan, an individual ("Consultant").

                              W I T N E S S E T H:
                              --------------------

                  WHEREAS, this Consulting Agreement is being entered into pursuant to Section 12 of the Amended and Restated Employment Agreement made and entered into as of the 14th day of June, 1999, by and between the Company and Consultant (the "Employment Agreement");

                  WHEREAS, the Company desires to engage employee as a consultant to the Company upon the terms and subject to the conditions set forth in this Consulting Agreement; and,

                  WHEREAS, Consultant desires to be hired as a consultant to the Company upon the terms and subject to the conditions set forth in this Consulting Agreement.

                  NOW, THEREFORE, in consideration of the premises, the mutual promises, covenants and conditions herein contained and for other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, the parties hereto intending to be legally bound hereby agree as follows:

                  Section 1. DEFINITIONS. Unless otherwise defined in this Consulting Agreement, the capitalized terms and words used in this Consulting Agreement shall have the meanings ascribed thereto in the Employment Agreement.

                  Section 2. ENGAGEMENT. The Company hereby engages Consultant, and Consultant hereby accepts engagement with the Company, as a consultant, all upon the terms and subject to the conditions set forth in this Consulting Agreement.

                  Section 3. CONSULTING SERVICES. Consultant is and shall be engaged as a consultant to the Board of Directors of the Company (the "Board") on all matters relating to the general business and affairs of the Company. Consultant shall report directly to the Chief Executive Officer of the Company. Consultant shall devote such of his business time, best efforts and attention to promote and advance the business of the Company and its subsidiaries as reasonably requested, from time to time, by the Chief Executive Officer; PROVIDED, HOWEVER, that such time, efforts and attention shall be done during normal business hours and shall not unreasonably interfere with Consultant's other business and/or personal activities; PROVIDED FURTHER, HOWEVER, Consultant shall devote a minimum of 75 business days as a consultant to the Company during each year of the Consulting Period.

                  Section 4. TERM OF ENGAGEMENT. The term of engagement of Consultant by the Company pursuant to this Consulting Agreement shall be for the period (the "Consulting Period") commencing on the Termination Date (the "Consulting Commencement Date") and ending on June 30, 2014 or such earlier date that Consultant's engagement is terminated in accordance with the provisions of this Consulting Agreement or such later date that Consultant's engagement is extended pursuant to this Consulting Agreement (the "Consulting Termination Date"). The Consulting Period shall automatically be extended for the period of one (1) year unless either Consultant or the Company gives ninety (90) days prior written notice that the Consulting Period shall not be so extended.

                  Section 5. FEE. During the Consulting Period, subject to all the terms and conditions of this Consulting Agreement and as compensation for all consulting services to be rendered by Consultant to the Company under this Consulting Agreement, the Company shall pay to or provide Consultant with the following:

                       5.01 BASE FEE. The Company shall pay to Consultant a base fee (the "Base Fee") at the rate of One Thousand Dollars ($1,000.00) for each business day that Consultant provides consulting services to the Company, payable at such intervals (at least monthly) as salaries are paid generally to executive officers of the Company.

                       5.02 OTHER BENEFITS. The Company shall provide Consultant with the other benefits specified on Exhibit 5.02 attached hereto.

                  Section 6. EXPENSES. The Company shall reimburse Consultant for all reasonable, ordinary and necessary expenses (including, but not limited to, automobile and other business travel and customer entertainment expenses) incurred by him in connection with his engagement hereunder; PROVIDED, HOWEVER, Consultant shall render to the Company a complete and accurate accounting of all such expenses in accordance with the substantiation requirements of Section 274 of the Internal Revenue Code of 1986, as amended (the "Code"), as a condition precedent to such reimbursement.

                  Section 7. NOTICES. For the purposes of this Consulting Agreement, notices and all other communications provided for in the Consulting Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, or by expedited (overnight) courier with established national reputation, shipping prepaid or billed to sender, in either case addressed to the respective addresses last given by each party to the other (provided that all notices to the Company shall be directed to the attention of the Board with a copy to the Secretary of the Company) or to such other address as either party may have furnished to the other in writing in accordance herewith. All notices and communication shall be deemed to have been received on the date of delivery thereof, on the third business day after the mailing thereof, or on the second day after deposit thereof with an expedited courier service, except that notice of change of address shall be effective only upon receipt.

                  Section 8. LIFE INSURANCE. The Company may, at any time after the execution of this Consulting Agreement, apply for and procure as owner and for its own benefit, life insurance on Consultant, in such amounts and in such form or forms as the Company may determine. Consultant shall, at the request of the Company, submit to such medical examinations, supply such information, and execute such documents as may be required by the insurance company or companies to whom the Company has applied for such insurance. Consultant hereby represents that to his knowledge he is in excellent physical and mental condition and is not under the influence of alcohol, drugs or similar substance.

                  Section 9. PROPRIETARY INFORMATION AND INVENTIONS. Consultant understands and acknowledges that:

                  9.01 TRUST. Consultant's engagement creates a relationship of confidence and trust between Consultant and the Company with respect to certain information applicable to the business of the Company and its subsidiaries and affiliates (collectively, the "Group") or applicable to the business of any licensee, vendor or customer of any of the Group, which may be made known to Consultant by the Group or by any licensee, vendor or customer of any of the Group or learned by Consultant during the Consulting Period.

                  9.02 PROPRIETARY INFORMATION. The Group possesses and will continue to possess information that has been created, discovered, or developed by, or otherwise become known to, the Group (including, without limitation, information created, discovered, developed or made known to by Consultant during the period of or arising out of his employment by the Company) or in which property rights have been or may be assigned or otherwise conveyed to the Group, which information has commercial value in the business in which the Group is engaged and is treated by the Group as confidential. Except as otherwise herein provided, all such information is hereinafter called "Proprietary Information", which term, as used herein, shall also include, but shall not be limited to, data, functional specifications, computer programs, know-how, research, patents, inventions, discoveries, processes, procedures, formulae, technology, improvements, developments, designs, marketing plans, strategies, forecasts, new products, unpublished financial statements, budgets, projections, licenses, prices, costs, and customer, supplier and potential acquisition candidates lists. Notwithstanding anything contained in this Consulting Agreement to the contrary, the term "Proprietary Information" shall not include (i) information which is in the public domain, (ii) information which is published or otherwise becomes part of the public domain through no fault of Consultant, (iii) information which Consultant can demonstrate was in Consultant's possession at the time of disclosure and was not acquired by Consultant directly or indirectly from any of the Group on a confidential basis, (iv) information which becomes available to Consultant on a non-confidential basis from a source other than any of the Group and which source, to the best of Consultant's knowledge, did not acquire the information on a confidential basis or (v) information required to be disclosed by any federal or state law, rule or regulation or by any applicable judgment, order or decree or any court or governmental body or agency having jurisdiction in the premises.

All Proprietary Information shall be the sole property of the Group and their respective assigns. Consultant assigns to the Company any rights Consultant may have or acquire in such Proprietary Information. At all times, both during Consultant's engagement by the Company and after its termination, Consultant shall keep in strictest confidence and trust all Proprietary Information, and Consultant shall not use or disclose any Proprietary Information without the written consent of the Group, except as may be necessary in the ordinary course of performing Consultant's duties as a consultant to the Company.

                  Section 10. INVENTIONS. Any and all inventions, conceptions, processes, discoveries, improvements, patent rights, letter patents, programs, copyrights, trademarks, trade names and applications therefor, in the United States and other countries, whether patentable or not, and any and all rights and interest in, to and under the same, that are conceived, made, acquired, or possessed by Consultant, alone or with employees of the Company, during the term of this Consulting Agreement, or within two (2) years thereafter shall become the exclusive property of the Company and shall at all times and for all purposes be regarded as acquired and held by Consultant in a fiduciary capacity for the sole benefit of the Company, and the Consultant hereby assigns and agrees to assign the same to the Company without further compensation. Consultant agrees that, upon request, he will promptly make all disclosures, execute all applications, assignments or other instruments and perform all acts whatsoever necessary or desired by the Company to vest and confirm in it, its successors, assigns and nominees, fully and completely, all rights and interests created or contemplated by this Section.

                  Section 11. SURRENDER OF DOCUMENTS. Consultant shall, at the request of the Company, promptly surrender to the Company or its nominee any Proprietary Information or document, memorandum, record, letter or other paper in his possession or under his control relating to the operation, business or affairs of the Group.

                  Section 12. PRIOR EMPLOYMENT AGREEMENTS. Consultant represents and warrants that Consultant's performance of all the terms of this Consulting Agreement and as a consultant to the Company does not, and will not, breach any agreement to keep in confidence proprietary information acquired by Consultant in confidence or in trust prior to Consultant's employment by the Company. Consultant has not entered into, and shall not enter into, any agreement, either written or oral, which is in conflict with this Consulting Agreement or which would be violated by Consultant entering into, or carrying out his obligations under, this Consulting Agreement.

                  Section 13. REMEDIES. Consultant acknowledges and agrees that the Company's remedy at law for a breach or a threatened breach of the provisions herein would be inadequate, and in recognition of this fact, in the event of a breach or threatened breach by Consultant of any of the provisions of this Consulting Agreement, it is agreed that the Company shall be entitled to, equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available, without posting bond or other security. Consultant acknowledges that the granting of a temporary injunction, a temporary restraining order or other permanent injunction merely prohibiting Consultant from engaging in any Business Activities would not be an adequate remedy upon breach or threatened breach of this Consulting Agreement, and consequently agrees upon any such breach or threatened breach to the granting of injunctive relief prohibiting Consultant from engaging in any activities prohibited by this Consulting Agreement. No remedy herein conferred is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given hereunder now or hereinafter existing at law or in equity or by statute or otherwise.

                  Section 14. SUCCESSIVE EMPLOYMENT NOTICE. Within five (5) business days after the Termination Date, Consultant shall provide notice to the Company of Consultant's next intended employment. If such employment is not known by Consultant at such date, Consultant shall notify the Company immediately upon determination of such information. Consultant shall continue to provide the Company with notice of Consultant's place and nature of employment and any change in place or nature of employment during the period ending two (2) years after the Consulting Termination Date. Failure of Consultant to provide the Company with such information in an accurate and timely fashion shall be deemed to be a breach of this Consulting Agreement and shall entitle the Company to all remedies provided for in this Consulting Agreement as a result of such breach.

                  Section 15. SUCCESSORS. This Consulting Agreement shall be binding on the Company and any successor to any of its businesses or assets. Without limiting the effect of the prior sentence, the Company shall use its best efforts to require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Consulting Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. As used in this Consulting Agreement, "Company" shall mean the Company as hereinbefore defined and any successor or assign to its business and/or assets as aforesaid which assumes and agrees to perform this Consulting Agreement or which is otherwise obligated under this Agreement by the first sentence of this Section 15, by operation of law or otherwise.

                  Section 16. TERMINATION. This Consulting Agreement may be terminated by (i) the Company with Cause (as said term is defined in the Employment Agreement by substituting the words "Consulting Agreement" for "Employment Agreement"), (ii) the Company by reason of the death or Disability (as defined in the Employment Agreement) of Consultant or (iii) consultant by giving sixty (60) days prior written notice to the Company before such termination.

                  Section 17. BINDING EFFECT. This Consulting Agreement shall inure to the benefit of and be enforceable by Consultant's personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Consultant should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Consulting Agreement to Consultant's estate.

                  Section 18. MODIFICATION AND WAIVER. No provision of this Consulting Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Consultant and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Consulting Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

                  Section 19. HEADINGS. Headings used in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

                  Section 20. WAIVER OF BREACH. The waiver of either the Company or Consultant of a breach of any provision of this Consulting Agreement shall not operate or be construed as a waiver of any subsequent breach by either the Company or Consultant.

                  Section 21. AMENDMENTS. No amendments or variations of the terms and conditions of this Consulting Agreement shall be valid unless the same is in writing and signed by all of the parties hereto.

                  Section 22. SEVERABILITY. The invalidity or unenforceability of any provision of this Consulting Agreement, whether in whole or in part, shall not in any way affect the validity and/or enforceability of any other provision herein contained. Any invalid or unenforceable provision shall be deemed severable to the extent of any such invalidity or unenforceability. It is expressly understood and agreed that while the Company and Consultant consider the restrictions contained in this Consulting Agreement reasonable for the purpose of preserving for the Company the good will, other proprietary rights and intangible business value of the Company if a final judicial determination is made by a court having jurisdiction that the time or territory or any other restriction contained in this Consulting Agreement is an unreasonable or otherwise unenforceable restriction against Consultant, the provisions of such clause shall not be rendered void but shall be deemed amended to apply as to maximum time and territory and to such other extent as such court may judicially determine or indicate to be reasonable.

                  Section 23. GOVERNING LAW. This Consulting Agreement shall be construed and enforced pursuant to the laws of the State of Ohio.

                  Section 24. ARBITRATION. Any controversy or claim arising out of or relating to this Consulting Agreement or any transactions provided for herein, or the breach thereof, other than a claim for injunctive relief shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the "Rules") in effect at the time demand for arbitration is made by any party. The evidentiary and procedural rules in such proceedings shall be kept to the minimum level of formality that is consistent with the Rules. One arbitrator shall be named by the Company, a second shall be named by Consultant and the third arbitrator shall be named by the two arbitrators so chosen. In the event that the third arbitrator is not agreed upon, he or she shall be named by the American Arbitration Association. Arbitration shall occur in Toledo, Ohio or such other location agreed to by the Company and Consultant. The award made by all or a majority of the panel of arbitrators shall be final and binding, and judgment may be entered in any court of law having competent jurisdiction. The award is subject to confirmation, modification, correction, or vacation only as explicitly provided in Title 9 of the United States Code. The prevailing party shall be entitled to an award of pre- and post-award interest as well as reasonable attorneys' fees incurred in connection with the arbitration and any judicial proceedings related thereto.

                  Section 25. COUNTERPARTS. This Consulting Agreement may be executed in more than one (1) counterpart and each counterpart shall be considered an original.

                  Section 26. EXHIBITS. The Exhibits attached hereto are incorporated herein by reference and are an integral part of this Consulting Agreement.

                  Section 27. SECTIONS. Unless the context requires a different meaning, all references to "Sections" in this Agreement shall mean the Section of this Agreement.

                  Section 28. PUBLICITY. Press releases and other publicity materials relating to the transactions contemplated by this Consulting Agreement shall be released by the parties hereto only after review and with the consent of the other party; PROVIDED, HOWEVER, that if legal counsel for the Company advises the Company that disclosure of this Consulting Agreement is required under applicable federal or state securities laws, then the Company shall be permitted to make such disclosure in the form recommended by such legal counsel without the prior consent of Consultant.

                  Section 29. INDEPENDENT CONTRACTOR. Consultant shall be deemed to be an independent contractor with respect to the Company and not an employee and Consultant shall be responsible for all federal, state and local taxes as a result of the receipt of the Base Fee paid to Consultant by the Company, including, but not limited to, unemployment and withholding taxes.

                  IN WITNESS WHEREOF, this Consulting Agreement has been duly executed by the Company and Consultant in four (4) counterparts as of the date first above written.

                                            N-VIRO INTERNATIONAL CORPORATION



                                             By________________________________

                                             Its:______________________________



                                             ----------------------------------
                                             Terry J. Logan

                       EXHIBIT 13 TO EMPLOYMENT AGREEMENT
                       ----------------------------------

                             COVENANT NOT TO COMPETE
                             -----------------------



                  This Covenant Not to Compete (the "Covenant Not to Compete") is made and entered into as of the 14th day of June, 1999, by and between N-Viro International Corporation, a Delaware corporation (the "Company"), and Terry J. Logan, an individual ("Employee").


                              W I T N E S S E T H:
                              --------------------


                  WHEREAS, the Company and Employee entered into an Amended and Restated Employment Agreement as of the date hereof (the "Employment Agreement");

                  WHEREAS, the execution of this Covenant Not to Compete by the Company and Employee is required under Section 13 of the Employment Agreement;

                  WHEREAS, the Company desires to enter into this Covenant Not to Compete with Employee; and,

                  WHEREAS, Employee desires to enter into this Covenant Not to Compete with the Company.

                  NOW, THEREFORE, in consideration of, and as an inducement to, the Company entering into the Employment Agreement, of the covenants, agreements, representations and warranties contained herein, in the Employment Agreement and in the Consulting Agreement and for other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

                  1. CERTAIN DEFINITIONS. Unless otherwise defined herein, the capitalized words and terms used herein shall have the meanings given to them by the definitions and descriptions in the Employment Agreement. Unless the context otherwise requires or indicates a different meaning, words of masculine gender shall be deemed and construed to include correlative words of the feminine and neuter genders, words importing the singular number shall include the plural number and vice versa, and the terms "hereof," "hereby," "hereto," "hereunder," "herein" and similar terms mean this Covenant Not to Compete. Additionally, the capitalized words and terms set forth below and used herein shall be defined as follows:

                  "Consulting Agreement" means the Consulting Agreement referred to in Section 12 of the Employment Agreement.

                  "Equitable Relief" means a preliminary restraining order, an injunction, or any other available equitable remedy.

                  "Person" means any individual, corporation, limited liability company, partnership, limited partnership, limited liability partnership, partnership with limited liability, unincorporated association, or other business, entity, organization or firm.

                  "Prohibited Activities" means any business or activities operated by the Company and/or any of the Company's subsidiaries or affiliates including, but not limited to, those related, directly or indirectly, to the Business Activities.

                  "Territory" means the United States of America and all other countries in which the Company is or reasonably contemplates engaging in Business Activities.

                  2. RESTRICTIONS. During the period beginning on the Commencement Date and ending five (5) years after the expiration of the later of the Employment Agreement and the Consulting Agreement (the "Restriction Period"), except as required in carrying out his duties and responsibilities under the Employment Agreement or Consulting Agreement, and within the Territory, Employee shall not individually or through any person who is an affiliate of Employee:

                  (a) directly or indirectly canvass, solicit or accept any business from or for any Person engaged in any Prohibited Activities;

                  (b) directly or indirectly induce or attempt to induce any Person to canvass, solicit or accept any business for or from any Person engaged in any Prohibited Activities;

                  (c) directly or indirectly request or advise any customer of the Company to withdraw, curtail or cancel its business with the Company;

                  (d) directly or indirectly disclose to any Person the names of past, present or future (if known) customers of the Company;

                  (e) directly or indirectly induce or attempt to influence any employee or agent of any member of the Company and/or its subsidiaries or affiliates to terminate his employment or agency, as the case may be, with such member;

                  (f) directly or indirectly engage in any Prohibited Activities as a director, officer, employee, consultant, agent, adviser, proprietor, partner, member, Employee, lender or otherwise of any Person; PROVIDED, HOWEVER, that investments in public traded entities in an amount not to exceed 5% of the outstanding capital stock thereof shall be permitted; or

                  (g) directly or indirectly disclose to any person any of the Proprietary Information.

                3. REMEDIES. The parties hereto acknowledge that a breach of any of the covenants in Section 2 by Employee will result in substantial injury and damage to the Company and its subsidiaries and affiliates for which there is no adequate remedy at law. Therefore, in addition to any other remedies available to the Company and its subsidiaries and affiliates at law or in equity, in the event of an actual or threatened breach of the covenants or any one of them by Employee, each and every member of the Company and its subsidiaries and affiliates shall be entitled to Equitable Relief to prohibit and restrain the violation or attempted violation of this Covenant Not to Compete by Employee or by any other Person acting for or on behalf of Employee as employee, agent, representative or otherwise. Such Equitable Relief shall be provided to the Company and its subsidiaries and affiliates without being required to post any bond or other security whatsoever.

                4. ENFORCEMENT. In the event there is any action to enforce the terms of Section 2, the prevailing party, in addition to any other remedy, shall be entitled to recover reasonable attorneys' fees and paralegal fees and all other costs associated with any such action both at the trial and appellate levels. Employee agrees and acknowledges that the restrictions contained in
Section 2 were reasonable in scope and duration, and are necessary to protect the Business Activities of the Company and its subsidiaries and affiliates.

                5. UNENFORCEABILITY. Should any of the provisions contained in this Covenant Not to Compete be held invalid or unenforceable, such portion shall be severed and the remaining portions of this Covenant Not to Compete shall remain valid and enforceable.

                6. MODIFICATION. In the event that a court of competent jurisdiction determines by final non-appealable judgment that the scope, time period, or Territory covered by the covenants contained in Section 2 are too broad to be capable of enforcement, said court is authorized, and all parties hereto agree and stipulate, to modify said covenants and enforce such provisions as to scope, time, and Territory as such court deems appropriate considering the intent of the parties hereto and the substantial injury that will result to the Company and its subsidiaries and affiliates in the event of a modification of the terms of Section 2 and the substantial sums of money received by Employee pursuant to the Employment Agreement and Consulting Agreement.

                7. NOTICES. Any notices or other communications required or permitted hereunder shall be sufficiently given if sent in such manner and to such addresses for the Company and Employee as are set forth in the Employment Agreement unless otherwise changed in accordance with the Employment Agreement.

                8. WAIVER. The waiver by the Company of a breach of any provision of this Covenant Not to Compete by Employee shall not operate or be construed to be a waiver of any subsequent breach by Employee. Any such waiver must be in writing and signed by an authorized representative of the Company.

                9. CHOICE OF LAW. This Covenant Not to Compete shall be interpreted, construed and governed by and in accordance with the internal laws of the State of Ohio.

               10. AMENDMENTS. This Covenant Not to Compete may not be altered, amended or changed except by written instrument signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

               11. CONSTRUCTION. The normal rules of construction which require the terms of an agreement to be construed most strictly against the drafter of such agreement are hereby waived since each party has been represented by counsel in the preparation, negotiation and execution of this Covenant Not to Compete.

               12. BINDING EFFECT. This Covenant Not to Compete shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns.

               13. COUNTERPARTS. This Covenant Not to Compete may be executed in two or more counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.

               IN WITNESS WHEREOF the parties have set their hands as of the date first above written.


                                            N-VIRO INTERNATIONAL CORPORATION

                                                 By /s/ James K. McHugh
                                                   --------------------
                                                 Its /s/ Chief Financial Officer
                                                    ----------------------------



                                                    /s/ Terry J. Logan
                                                    ------------------
                                                    Terry J. Logan